Business Entity - Filing Acknowledgement 11/06/2025 Work Order Item Number: W2025110600683-4835190 Filing Number: 20255294148 Filing Type: Amendment After Issuance of Stock Filing Date/Time: 11/6/2025 10:12:00 AM Filing Page(s): 4 Indexed Entity Information: Entity ID:  C13283-2001 Entity Name:  Applied Digital Corporation Entity Status:  Active Expiration Date:  None Commercial Registered Agent FILEJET INC. 2831 Saint Rose Pkwy Ste 333, Henderson, NV 89052, USA   FRANCISCO V. AGUILAR Secretary of State STATE OF NEVADA   OFFICE OF THE SECRETARY OF STATE C. MURPHY HEBERT Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings   The attached document(s) were filed with the Nevada Secretary of  State, Commercial  Recording Division. The filing date and time  have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to  reference this document in the future.                       Respectfully,  FRANCISCO V. AGUILAR            Secretary of State Page 1 of  1 Commercial Recording 2250 Las Vegas Blvd North North Las Vegas, NV 89030 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

Filed in the Office of Secretary of State State Of Nevada Business Number C13283-2001 Filing Number 20255294148 Filed On 11/6/2025 10:12:00 AM Number of Pages 3